Exhibit 10.1
IHS Markit Ltd.
Amended and Restated Non-Employee Director Equity Compensation Policy
1.Purpose of this Policy.
The Non-Employee Director Equity Compensation Policy (as amended and restated from time to time, this “Policy”) is established pursuant to Section 4.6 of the IHS Markit Ltd. 2014 Equity Incentive Award Plan (as amended from time to time, the “Plan”). Awards under this Policy shall be granted in accordance with the Plan, including Section 4.6 thereof, and shall constitute Non-Employee Director Awards. Unless defined in this Policy, capitalized terms shall have the same meanings ascribed to them in the Plan.
2.Effective Date; Eligibility.
(a)This Policy is effective as of December 1, 2019.
(b)Only Non-Employee Directors shall be eligible to participate in this Policy.
3.Awards and Cash Retainers.
(a)On the date of each annual general meeting of the Company’s shareholders (“Annual Meeting of Shareholders”), beginning with the 2020 Annual Meeting of Shareholders, each Non-Employee Director shall receive an Award consisting of Restricted Share Units (“RSUs”), the value of which is set by the Board, or the Nominating and Governance Committee of the Board (the “NGC”) or such other duly authorized committee of the Board, from time to time. The receipt of RSUs may be deferred until after termination of service in accordance with Section 4(a). On a date other than the Annual Meeting of Shareholders, the Board, the NGC or such other designated committee of the Board, may authorize the grant of an Award consisting of RSUs, the value of which is set by the Board, the NGC or such other designated committee of the Board.
(b)Each Non-Employee Director shall receive an annual cash retainer and applicable Committee Chair cash retainers, the value and timing of payment of which is set by the Board, or its designated committee, from time to time, (collectively “Cash Retainers”). Cash Retainers are payable in arrears on a quarterly calendar basis in equal installments, and Cash Retainers shall be prorated for any partial period of service, based upon the number of days of service as a Non-Employee Director during a given quarter. Cash Retainers may be converted into Deferred Share Units (“DSUs”) in accordance with Section 4(b).
(c)Subject to prior approval of the NGC, any Non-Employee Director may waive in writing any entitlement to any or all RSUs, DSUs and Cash Retainers under this Policy.
(d)Any Non-Employee Director who is elected to fill a vacancy or a newly created directorship in the interim shall receive, effective as of the date of such election, a prorated Award under Section 3(a) based upon the number of full months he or she shall serve as a Non-Employee Director between the month in which he or she is elected and the next Annual Meeting of Shareholders.
(e)All RSUs, DSUs and Cash Retainers under this Policy are subject to the terms and conditions set forth in Section 4.
(f)Each RSU or DSU grant under this Policy shall be evidenced by an Award Agreement in the form or forms of Award Agreement approved by the Board or the NGC. For the avoidance of doubt, the Board or the NGC will have the power and authority to adopt the form of Award Agreement for grants of RSUs and DSUs.
(g)For purposes of this Policy, Fair Market Value (“FMV”) means, if the Common Shares are listed on any (i) established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market),(ii) national market system or

(iii) automated quotation system on which the Common Shares are listed, quoted or traded, the FMV of a Common Share based on the 10-day average closing share price leading up to and including the grant date, as quoted on such exchange or system for such date. If the Common Shares are not listed on an established securities exchange, national market system or automated quotation system, but the Common Shares are regularly quoted by a recognized securities dealer, FMV shall mean Fair Market Value as defined in Section 2.28(b) of the Plan. If the Common Shares are neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, FMV shall mean Fair Market Value as defined in Section 2.28(c) of the Plan.

4.Terms and Conditions of Awards.
(a)RSUs.
i.Each RSU granted under Section 3(a) shall represent a Non-Employee Director’s right to receive one Share, with the FMV of each underlying Share to be calculated in accordance with the FMV as defined in this Policy, and which right shall be unvested and forfeitable until the earlier to occur of:
(1)the date of the first Annual Meeting of Shareholders occurring in the fiscal year immediately following the grant date and (ii) the first anniversary of the grant date (in either case, the “RSU Vesting Date”), unless the Board expressly determines otherwise. In the event of the Non- Employee Director’s death or Disability, the RSU Vesting Date will be 10 days following the Termination of Service due to death or Disability. If a Non-Employee Director terminates his or her service as such prior to the RSU Vesting Date for reasons other than death or Disability, then (1) his or her RSUs shall be forfeited without any payment therefor unless the Board, the NGC or such other designated committee of the Board, expressly determines otherwise, and
(2) for purposes of Section 3.1(b) of the Plan, the Shares underlying such RSUs shall again be available for issuance under the Plan.
ii.The Shares underlying such Non-Employee Director’s RSUs shall be delivered to him or her on the RSU Vesting Date, unless the Non-Employee Director elects to defer delivery of the Shares to 10 days after his or her Termination of Service (the “Deferred RSU Delivery Date”) by exercising such election as specified by the Company and in compliance with Section 409A of the Code and any other regulation that may govern deferred compensation. Following the RSU Vesting Date, any deferred RSUs held by the Non-Employee Director shall be counted toward the then current share ownership guidelines for the Non-Employee Directors adopted by the Board.
iii.RSUs shall carry no voting rights.
iv.In the event dividends are paid on shares during the period from the grant date through the RSU Delivery Date or the Deferred RSU Delivery Date, the Company shall credit the Non- Employee Director with Dividend Equivalents equal to the dividends the Non-Employee Director would have received if he or she had been the actual record owner of the underlying Shares on each dividend record date. If a dividend on the Shares is payable wholly or partially in Shares, the Dividend Equivalent representing that portion shall be in the form of additional RSUs, credited on a one-for-one basis. If a dividend on the Shares is payable wholly or partially in cash, the Dividend Equivalent representing that portion shall also be in the form of cash, and the Holder shall be treated as being credited with any cash dividends, without earnings, until the RSU Delivery Date or Deferred RSU Delivery Date, as applicable. If a dividend on Shares is payable wholly or partially in a form other than cash or Shares, the Board, the NGC or such other designated committee of the Board, may, in its discretion, provide for such Dividend Equivalents with respect to that portion as it deems appropriate under the circumstances. Dividend Equivalents shall be subject to the same terms and conditions as the RSUs originally awarded pursuant to this Policy and the Plan, and they shall vest (or, if applicable, be forfeited) as if they had been granted at the same time as the original RSU award.

v.RSUs, and the Shares underlying such RSUs, may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by a Non-Employee Director until the RSU Vesting Date or the Deferred RSU Delivery Date, as applicable; provided, however, that they shall be transferrable without the prior approval of the NGC to (1) a member of such Non- Employee Director’s immediate family (as defined in Rule 16a-1) under the Exchange Act; (2) to a trust in which one or more permitted transferees described in clause (1) in the aggregate have more than fifty percent (50%) of the beneficial interest and (3) a charitable foundation in which one or more of the permitted transferees described in clause (1) and such Non- Employee Director in the aggregate control the management of assets; provided, further that subject to the specific prior approval of the NGC (which approval shall include, for the avoidance of doubt, approval of any transferee), they shall be transferrable to any third party.
(b)DSUs.
(i)A Non-Employee Director may elect to convert his or her Cash Retainers into DSUs, of which the underlying Shares shall have, on the grant date, a FMV equal to the annual amount of such Awards, with the FMV of each underlying Share to be calculated in accordance with FMV as defined in this Policy; provided that such election is made as specified by the Company and in compliance with Section 409A of the Code and any other regulations that may govern deferred compensation. Each DSU shall represent such Non-Employee Director’s right to receive one Share, which right shall be fully vested and non-forfeitable. The grant date of the DSUs will be the day the Cash Retainer would otherwise be payable.
(ii)The Shares underlying a Non-Employee Director’s DSUs shall be delivered to him or her based on his or her deferral election on (i) the tenth (10th) day following his or her Termination of Service as a Non-Employee Director for any reason, including for death or Disability, or (ii) three years following the year in which the original Cash Retainers were earned, with the delivery date in the case of clause (ii) being the date of the Annual Meeting of Shareholders (either such date, the “DSU Delivery Date”). For example, a director may choose to receive DSUs granted in 2020 on the day of the 2023 Annual Meeting of Shareholders.
(iii)DSUs shall carry no voting rights.
(iv)In the event dividends are paid on shares during the period from the grant date through the DSU Delivery Date, the Company shall credit the Non-Employee Director with Dividend Equivalents equal to the dividends the Non-Employee Director would have received if he or she had been the actual record owner of the underlying Shares on each dividend record date. If a dividend on the Shares is payable wholly or partially in Shares, the Dividend Equivalent representing that portion shall be in the form of additional DSUs, credited on a one-for-one basis. If a dividend on the Shares is payable wholly or partially in cash, the Dividend Equivalent representing that portion shall also be in the form of cash, and the Holder shall be treated as being credited with any cash dividends, without earnings, until the DSU Delivery Date. If a dividend on Shares is payable wholly or partially in a form other than cash or Shares, the Board, the NGC or such other designated committee of the Board, may, in its discretion, provide for such Dividend Equivalents with respect to that portion as it deems appropriate under the circumstances. Dividend Equivalents shall be subject to the same terms and conditions as the DSUs originally awarded pursuant to this Policy and the Plan.
(v)DSUs, and the Shares underlying such DSUs, may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by a Non-Employee Director until the DSU Delivery Date; provided, however, that they shall be transferrable without the prior approval of the NGC to (1) a member of such Non-Employee Director’s immediate family (as defined in Rule 16a-1) under the Exchange Act; (2) to a trust in which one or more permitted transferees described in clause (1) in the aggregate have more than fifty percent (50%) of the beneficial interest and (3) a charitable foundation in which one or more of the permitted transferees described in clause (1) and such Non-Employee Director in the aggregate control the management of assets; provided, further that subject to the specific prior approval of the NGC (which approval shall include, for the avoidance of doubt, approval of any transferee), they shall be transferrable to any third party.
(c)Change in Control/Acceleration of Vesting.
(i)The provisions of Section 13.2 of the Plan shall apply to RSUs and DSUs and any Dividend Equivalents in the event of a Change in Control or other corporate event.
(ii)The delivery date of any Shares underlying RSUs and DSUs shall accelerate only if such acceleration is permitted under applicable law and any applicable regulations thereunder. If the acceleration of such delivery date is not so permitted, then on the tenth (10th) day following his or her Termination of Service as a Non-Employee Director of the Company (or its successor) for any reason, including for death or Disability, for each Share underlying RSUs or DSUs, as applicable, a Non-Employee Director shall receive the same per share consideration received by the Company’s shareholders for each Share in the acquisition (at which time such RSUs and/or DSUs shall automatically be cancelled).

(d)Other Terms and Conditions.
(i)Awards granted under this Policy are subject to the terms and provisions of the Plan, which is incorporated by reference. In the event of a conflict between the provisions of the Plan, this Policy, and the Award Agreement, the provisions of the Plan, this Policy and the Award Agreement will prevail, in that order.

5.Expense Reimbursements.
Each Non-Employee Director will be entitled to reimbursement for all reasonable and documented expenses incurred in the performance of his or her duties as a Non-Employee Director pursuant to the terms of any applicable Company expense reimbursement policy that is in effect from time to time. The Company shall provide Non-Employee Directors with an additional cash payment to account for any taxes incurred under applicable law with respect to any expense reimbursement provided pursuant to this Section

6.Miscellaneous.
(a)Taxes. Except as provided in Section 5, the Company is not responsible for the tax consequences under federal, foreign, provincial, state or local law with respect to any Awards or Cash Retainers granted to any Non-Employee Director under this Policy or the Plan, as applicable. All payments under this Policy and the Plan are subject to withholding and reporting requirements to the extent required by applicable law. To the extent required by applicable law in effect at the time a distribution is made from the Plan, the Company or its agents shall have the right to withhold or deduct from any distributions or payments any taxes required to be withheld by federal, foreign, provincial, state or local governments.
(b)No Right to Nomination. Nothing contained in this Policy shall confer upon any Non-Employee Director the right to be nominated for re-election to the Board.
(c)Duration of This Plan. Unless terminated earlier, this Policy shall be coterminous with the Plan. After the Plan is terminated, no Awards may be granted, but any Award previously granted shall remain outstanding in accordance with the terms and conditions of this Policy, the Plan, and such Award’s Award Agreement.
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